Exhibit 21.01

                           I.C. Isaacs & Company, Inc.
                              List of Subsidiaries

                                              State or Jurisdiction of
Name                                        Incorporation or Organization
----                                        -----------------------------

I.C. Isaacs (Far East) Limited                      Hong Kong I.C.
Isaacs & Company, L.P. (1)                              Delaware
Isaacs Design, Inc.                                     Delaware

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(1)   I.C. Isaacs & Company, L.P. is a partnership. The partnership's sole general partner is I.C. Isaacs & Company, Inc. and the partnership's sole limited partner is Isaacs Design, Inc., a wholly-owned subsidiary of I.C. Isaacs & Company, Inc.